Filed Pursuant to Rule 424(b)(3)
Registration No. 333-154975
TNP STRATEGIC RETAIL TRUST, INC.
SUPPLEMENT NO. 2 DATED NOVEMBER 25, 2009
TO THE PROSPECTUS DATED AUGUST 7, 2009
     This document supplements, and should be read in conjunction with, our prospectus dated August 7, 2009, relating to our offering of up to $1,100,000,000 in shares of our common stock, as supplemented by Supplement No. 1 dated September 15, 2009. The purpose of this Supplement No. 2 is to disclose:
•	the status of our initial public offering;

•	the acquisition of a multi-tenant retail center located in Moreno Valley, California;

•	our operating partnership’s entry into a revolving line of credit with KeyBank National Association;

•	a change in our certifying accountant;

•	our new IRA fee arrangement with Community National Bank;

•	a revised form of Subscription Agreement;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that included in our Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2009, filed with the Securities and Exchange Commission on November 16, 2009; and

•	our consolidated financial statements as of September 30, 2009 and December 31, 2008 and for the three and nine months ended September 30, 2009 (unaudited).
Status of Our Initial Public Offering
     We commenced our initial public offering of up to $1,100,000,000 in shares of our common stock on August 7, 2009. Pursuant to the terms of our public offering, we were required to deposit all subscription proceeds in escrow pursuant to the terms of an escrow agreement with CommerceWest Bank, N.A. until we received subscriptions aggregating at least $2,000,000. On November 12, 2009, we satisfied the conditions of our escrow agreement. As of November 24, 2009, we had accepted investors’ subscriptions for, and issued, 301,093 shares of our common stock, resulting in offering proceeds of $2,924,420.
Acquisition of Moreno Marketplace Property
     On November 19, 2009, we acquired a fee simple interest in the Moreno Marketplace, a multi-tenant retail center located in Moreno Valley, California, or the Moreno Property, through TNP SRT Moreno Marketplace, LLC, or TNP SRT Moreno, a wholly owned subsidiary of our operating partnership. On October 21, 2009, the purchase and sale agreement for the Moreno Property was assigned by John Skeffington and William Skeffington to TNP Acquisition, LLC, or TNP Acquisition, a wholly owned subsidiary of our sponsor. On November 19, 2009, TNP Acquisition assigned its rights under the purchase and sale agreement to TNP SRT Moreno. TNP SRT Moreno acquired the Moreno Property from an unaffiliated third party for an aggregate purchase price of $12,500,000, exclusive of closing costs.
Financing and Fees
     TNP SRT Moreno financed the payment of the purchase price for the Moreno Property with a combination of (i) a loan in the aggregate principal amount of $9,250,000 from KeyBank National Association, or KeyBank, evidenced by a promissory note, (ii) a loan in the aggregate principal amount of $1,250,000 from Moreno Retail Partners, LLC, or MRP, evidenced by a subordinated convertible promissory note, (iii) $675,525 in funds from borrowings under our operating partnership’s revolving credit agreement with KeyBank and (iv) proceeds from our initial public offering in an amount equal to the balance of the purchase price. An acquisition sourcing fee of $130,000 was paid to MRP in connection with the acquisition of the Moreno Property.
     On November 12, 2009, John Skeffington and William Skeffington, the indirect beneficial owners of MRP, purchased an aggregate of 55,556 shares of our common stock for an aggregate purchase price of $500,000. This purchase of shares of our common stock was made pursuant to our directed share program, which allows the purchase of shares of our common stock in our public offering at the public offering price, net of the sales commissions and dealer manager fee payable in connection with such sales, or a purchase price of $9.00 per share.
KeyBank Property Loan
     In connection with the acquisition of the Moreno Property, on November 19, 2009, TNP SRT Moreno borrowed $9,250,000 from KeyBank pursuant to a promissory note, or the Moreno Property Note. The entire outstanding principal balance of the Moreno Property Note, plus any accrued and unpaid interest thereon, is due and payable in full on November 19, 2011, or the Maturity Date, provided that TNP SRT Moreno has the option to extend the Maturity Date for up to two successive periods of twelve months each subject to the satisfaction of certain conditions and the payment by TNP SRT Moreno of an extension fee equal to 0.25% of the then outstanding principal balance of the Moreno Property Note.
     A principal payment of $10,000 plus interest, at the applicable interest rate, on the outstanding principal balance of the Moreno Property Note will be due and payable monthly until the Maturity Date. Interest on the outstanding principal balance of the Moreno Property Note will accrue at a rate of 5.5% per annum through the initial Maturity Date. During the first extension period, if any, interest on the outstanding principal balance of the Moreno Property Note will accrue at a rate of 7.0% per annum. During the second extension period, if any, interest on the outstanding principal balance of the Moreno Property Note will accrue at a rate equal to the greater of (i) 7.50% per annum and (ii) a variable per annum rate based upon LIBOR as reported by Reuters. TNP SRT Moreno may prepay the outstanding principal balance of the Moreno Property Note in full without premium or penalty if such prepayment occurs on or before the first anniversary of the closing date of the Moreno Property Note. Following the first anniversary of the closing date of the Moreno Property Note, any prepayment in full will be subject to an exit fee ranging from of 0.25% to 0.75% of the then outstanding principal balance of the Moreno Property Note based upon when such prepayment occurs.
     The Moreno Property Note provides for customary events of default, some with corresponding cure periods, including, without limitation, payment defaults and breaches of covenants. Upon an uncured event of default by TNP SRT Moreno, KeyBank may declare all amounts due under the Moreno Property Note immediately due and payable in full.

     The performance of the obligations of TNP SRT Moreno under the Moreno Property Note is secured by (i) a first deed of trust on the Moreno Property and an assignment of all leases and rents of and from the Moreno Property in favor of KeyBank, (ii) a full recourse guarantee granted by us for the benefit of KeyBank guaranteeing the complete performance of all of TNP SRT Moreno’s obligations under the Moreno Property Note and (iii) limited recourse guarantees granted by MRP, John Skeffington, William Skeffington and our Chairman and Chief Executive Officer, Anthony W. Thompson, for the benefit of KeyBank, which we refer to as the “limited guaranty.” In connection with the limited guaranty, we and TNP SRT Moreno have jointly and severally agreed to reimburse Mr. Thompson for any payments made to KeyBank by Mr. Thompson pursuant to the limited guaranty. In addition, as consideration for providing the limited guaranty, TNP SRT Moreno has paid Mr. Thompson a one-time guaranty fee of $25,000 and has agreed to pay Mr. Thompson an annual fee equal to: (x) 0.25% multiplied by (y) 36.26% of the weighted-average amount outstanding under the Moreno Property Note during each twelve consecutive month period, or pro rata portion thereof, during the term of the Moreno Property Note. In addition, in connection with the Moreno Property Note, we, TNP SRT Moreno, MRP, John Skeffington and William Skeffington have entered into an environmental indemnification agreement pursuant to which we and the other parties thereto have agreed to jointly and severally defend, indemnify and hold harmless KeyBank and certain parties affiliated with KeyBank from and against any environmental liabilities arising from the Moreno Property.
Convertible Note
     In connection with the acquisition of the Moreno Property, on November 19, 2009, TNP SRT Moreno borrowed $1,250,000 from MRP pursuant to a subordinated convertible promissory note, or the Convertible Note. The entire outstanding principal balance of the Convertible Note, plus any accrued and unpaid interest, is due and payable in full on November 18, 2015. Interest on the outstanding principal balance of the Convertible Note will accrue at a rate of 8% per annum, payable quarterly in arrears. At any time after April 2, 2010, TNP SRT Moreno may, at any time and from time to time, prepay all or any portion of the then outstanding principal balance of the Convertible Note without premium or penalty. The Convertible Note provides for customary events of default, including, without limitation, payment defaults and insolvency and bankruptcy related defaults. Upon an uncured event of default, MRP may declare all amounts due under the Convertible Note immediately due and payable in full.
     At any time after January 2, 2010 but before April 2, 2010, MRP may elect to convert the unpaid principal balance due on the Convertible Note into a capital contribution by MRP to TNP SRT Moreno to be credited to a capital account with TNP SRT Moreno. At any time after February 2, 2010 but before April 2, 2010, TNP SRT Moreno may elect to convert the unpaid principal balance due on the Convertible Note into a capital contribution by MRP to TNP SRT Moreno to be credited to a capital account with TNP SRT Moreno. Any accrued but unpaid interest on the Convertible Note shall be payable in cash to MRP upon the conversion of the Convertible Note.
     Immediately following a conversion of the Convertible Note pursuant to the terms of the Convertible Note and TNP SRT Moreno’s operating agreement, MRP would hold approximately 36.26% of the membership interest of TNP SRT Moreno and our operating partnership would hold approximately 63.74% of the membership interest of TNP SRT Moreno; provided, however, that our operating partnership would continue to be the sole manager of TNP SRT Moreno.
Description of the Property
     The Moreno Property is an approximately 94,574 square foot multi-tenant retail center located in Moreno Valley, California that was constructed in 2008 and is comprised of six buildings and two vacant pad sites. The Moreno Property is comprised of approximately 78,743 square feet of building improvements and approximately 15,831 square feet of finished but unimproved pad sites. The Moreno Property is currently approximately 58.4% leased and is anchored by Stater Bros., the largest privately owned supermarket chain in southern California. Stater Bros. occupies 46.53% of the rentable square footage of the Moreno Property and pays an annual rent of $729,966 pursuant to a lease that expires in October 2028. Stater Bros. has the option to renew the term of its lease for up to six successive five-year renewal terms after the expiration of the initial term. The other tenants of the Moreno Property are Wells Fargo Bank, Jack in the Box, Subway, Fantastic Sam’s and Moreno Beach Dental, none of which occupies 10% or more of the rentable square feet at the Moreno Property.
     The leases of two of the tenants at the Moreno Property, Fantastic Sam’s and Subway, will expire in February 2014 and August 2014, respectively. These expiring leases cover a total of 2,002 rentable square feet at the Moreno Property, or approximately 2.12% of the total rentable square feet at the Moreno Property, and represent approximately 6.4% of the gross annual rent collected at the Moreno Property. None of the other tenant leases at the Moreno Property will expire during the ten year period beginning in 2009.
     TNP Property Manager, LLC, a wholly owned subsidiary of our sponsor, or the property manager, will serve as the Moreno Property’s property manager. The property manager will supervise, manage, operate, and maintain the Moreno Property on the terms and conditions set forth in the property management agreement. The property manager will receive a property management fee equal to 5% of the Moreno Property’s gross revenue (as that term is defined in the property management agreement). The property management agreement also provides that payment for, among other things, any third-party leasing commissions for services provided in leasing the Moreno Property, any third-party construction management fees for services provided in supervising any construction or repair in or about the Moreno Property and any third-party selling commissions for the sale, exchange, or transfer of the Moreno Property or any portion thereof, will be paid from the Moreno Property.
     The Moreno Property faces competition from other nearby retail properties in and around the submarket of Moreno Valley, California, including Bear Valley Shopping Center, Lakeside Plaza and Lakeside Terrace, which are multi-tenant retail centers located within approximately three miles of the Moreno Property.
     Management currently has no renovation plans for the Moreno Property and believes that the Moreno Property is suitable for its intended purpose and adequately covered by insurance. For federal income tax purposes, we estimate that the depreciable basis in the Moreno Property will be approximately $8,500,000. We depreciate buildings based upon an estimated useful life of 39 years. For 2008, the Moreno Property paid real estate taxes of approximately $34,000 at a rate of 1.04765%.
     The following table shows the average occupancy rate and the average effective annual rental rate per square foot for the Moreno Property for the prior year:

		Average Effective Annual
Year	Average Occupancy Rate	Rental Rate per Square Foot

2008*	51.8%	$17.34

*	Construction on the Moreno Property was completed in October 2008. Stater Bros. and Wells Fargo were the only tenants for the Moreno Property for November and December 2008.

Revolving Line of Credit
     On November 12, 2009, our operating partnership entered into a revolving credit agreement with KeyBank, as administrative agent for itself and the other lenders named in the credit agreement, to establish a revolving credit facility with a maximum aggregate borrowing capacity of up to $15,000,000. The proceeds of the revolving credit facility may be used by our operating partnership for investments in properties and real estate-related assets, improvement of properties, costs involved in the ordinary course of our operating partnership’s business and for other general working capital purposes; provided, however, that prior to any funds being advanced to our operating partnership under the revolving credit facility, KeyBank shall have the authority to review and approve, in its sole discretion, the investments that our operating partnership proposes to make with such funds, and our operating partnership shall be required to satisfy certain enumerated conditions set forth in the credit agreement, including, but not limited to, limitations on outstanding indebtedness with respect to a proposed property acquisition, a ratio of net operating income to debt service on the prospective property of at least 1.35 to 1.00 and a requirement that the prospective property is to be 100% owned, directly or indirectly, by our operating partnership. Our operating partnership borrowed $675,525 under the revolving credit facility on November 12, 2009 to finance in part the acquisition of the Moreno Property.
     The entire unpaid principal balance of all borrowings under the revolving credit facility and all accrued and unpaid interest thereon will be due and payable in full on November 12, 2010. Borrowings under the revolving credit facility will bear interest at a variable per annum rate equal to the sum of (i) 4.25% plus (ii) the greater of (a) 3.0% or (b) 30-day LIBOR as reported by Reuters on the day that is two business days prior to the date of such determination, and accrued and unpaid interest on any past due amounts will bear interest at a variable LIBOR-based rate that in no event shall exceed the highest interest rate permitted by applicable law. Our operating partnership paid KeyBank a one time $150,000 commitment fee in connection with entering into the credit agreement and will pay KeyBank an unused commitment fee of 0.50% per annum.
     The credit agreement contains customary covenants, including without limitation, limitations on distributions, the incurrence of debt and the granting of liens. The credit agreement provides that it shall be an event of default if we cease to own, directly or indirectly, 100% of the general partnership interests in our operating partnership and we or an affiliate of ours ceases to own at least 75% of the limited partnership interests in our operating partnership. The credit agreement also provides for customary events of default, some with corresponding cure periods, including, without limitation, payment defaults, breaches of covenants, representations and warranties, cross-defaults to other agreements evidencing indebtedness and bankruptcy-related defaults. Upon an uncured event of default under the credit agreement, KeyBank may, at its option, declare that all amounts outstanding under the revolving credit facility are immediately due and payable in full. Pursuant to the credit agreement, upon certain events, including, but not limited to, the issuance of equity securities by us or our operating partnership, the sale or refinancing of any assets of our operating partnership and the collection of any insurance or condemnation proceeds as a result of any damage to or condemnation of any property owned by our operating partnership, an amount equal to the net proceeds received by us or our operating partnership, as applicable, as a result of such event will be delivered to KeyBank and applied toward the payment of any outstanding amounts due under the revolving credit facility. Our operating partnership may, upon prior written notice to KeyBank, prepay the principal of the borrowings then outstanding under the revolving credit facility, in whole or in part, without premium or penalty.
     The performance of the obligations of our operating partnership under the credit agreement are secured by (i) pledges of all of our operating partnership’s and our respective direct and indirect equity ownership interests in any entity, subject to certain limitations and exceptions, and (ii) guarantees granted to KeyBank for the benefit of KeyBank and the other lenders party to the credit agreement by us, our sponsor and our Chairman and Chief Executive Officer, Anthony W. Thompson. In connection with such guarantees, our operating partnership has agreed to reimburse our sponsor and Mr. Thompson for any payments made to KeyBank by our sponsor or Mr. Thompson pursuant to their respective guarantees. In addition, as consideration for providing a guaranty, our operating partnership has paid our sponsor a one-time fee of $25,000 and has agreed to pay our sponsor a fee upon the maturity of the credit facility equal to: (x) 0.25% multiplied by (y) the weighted-average amount of borrowings outstanding under the credit agreement during the term of the credit agreement.
Change in Our Certifying Accountant
     As of October 27, 2009, we dismissed Deloitte & Touche, LLP, or Deloitte, as our independent registered certified public accounting firm. The decision to change independent registered certified accounting firms was approved by the audit committee of our board of directors. The report of Deloitte on our consolidated financial statements for the period from our inception on October 16, 2008 to December 31, 2008 (the period for which Deloitte prepared a report) did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. During the period ended December 31, 2008 and through October 27, 2009, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused them to make reference thereto in their reports on the financial statements for such years. During the period ended December 31, 2008 and through October 27, 2009, there have been no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, or the SEC. We have provided Deloitte with a copy of the foregoing statements, and have requested that Deloitte furnish us with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter from Deloitte, dated October 30, 2009, is filed as Exhibit 16.1 to the Current Report on Form 8-K we filed with the SEC on November 2, 2009.
     On October 29, 2009, our audit committee approved the engagement of KPMG LLP, or KPMG, as our independent registered certified accounting firm for the fiscal years ending December 31, 2009 and 2010. During the two most recent fiscal years and through the date of our engagement of KPMG, we did not consult with KPMG regarding either (1) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or (2) any matter that was either the subject of a disagreement or a reportable event (as defined in Regulation S-K Item 304(a)(1)(v)). Prior to our engagement of KPMG, KPMG did not provide us with either written or oral advice that was an important factor considered by us in reaching a decision to change our independent registered public accounting firm from Deloitte.
IRA Fee Arrangement
     We have entered into a special arrangement with Community National Bank, or CNB, whereby we have agreed to pay the IRA custodial fee for the first calendar year for any investor who purchases $5,000 or more in shares of our common stock through an IRA established with CNB. In addition, the IRA account owner will be responsible for any supplemental or special services related to the IRA provided by CNB and any fees that may apply as a result of any additional investments (other than shares of our common stock) made through the IRA and for all custodial fees incurred after the first calendar year.
Revised Form of Subscription Agreement
     A revised form of our Subscription Agreement is attached to this Supplement No. 2 as Annex A. The revised form supersedes and replaces the form of Subscription Agreement included in our prospectus as Appendix C.
Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following discussion and analysis should be read in conjunction with our accompanying consolidated financial statements and the notes thereto as of and for the three and nine months ended September 30, 2009 contained in this supplement.
     Certain statements included in this discussion that are not historical facts (including any statements concerning investment objectives, other plans and objectives of management for future operations or economic performance, or assumptions or forecasts related thereto) are forward-looking statements. These statements are only predictions. We caution that forward-looking statements are not guarantees. Actual events or our investments and results of operations could differ materially from those expressed or implied in any forward-looking statements. Forward-looking statements are typically identified by the use of terms such as “may,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “potential” or the negative of such terms and other comparable terminology. All forward-looking statements included herein should be read in light of the factors identified in the “Risk Factors” section of our prospectus, as the same may be amended and supplemented from time to time.

Overview
          We were formed as a Maryland corporation on September 18, 2008 to invest in and manage a portfolio of income-producing retail properties, located primarily in the Western United States, and real estate-related assets, including the investment in or origination of mortgage, mezzanine, bridge and other loans related to commercial real estate.
          On August 7, 2009, our Registration Statement on Form S-11 (File No. 333-154975), registering a public offering of up to $1,100,000,000 in shares of our common stock, was declared effective under the Securities Act of 1933, as amended, or the Securities Act, and we commenced our initial public offering. We are offering up to 100,000,000 shares of our common stock to the public in our primary offering at $10.00 per share and up to 10,526,316 shares of our common stock pursuant to our distribution reinvestment plan at $9.50 per share.
          We could not sell any shares in the offering until we raised gross offering proceeds of $2,000,000 from persons who are not affiliated with us. Pending satisfaction of this condition, all subscription payments were placed in an account held by our escrow agent in trust for subscribers’ benefit. If we had not raised $2,000,000 in the offering by August 7, 2010, we would have promptly returned all funds in the escrow account (including interest) to subscribers and we would have stopped selling our shares. As of September 30, 2009, we had not raised the minimum offering amount of $2,000,000. On November 12, 2009, we raised the minimum offering amount $2,000,000 and offering proceeds were released to us from the escrow account. See “—Liquidity and Capital Resources—Offering Proceeds Released from Escrow.”
          We are dependent upon proceeds received from the sale of shares of our common stock in our initial public offering and any indebtedness that we may incur in order to conduct our proposed real estate investment activities. We were initially capitalized with $200,000 which was contributed in cash on October 16, 2008, from the sale of 22,222 shares in the aggregate to our sponsor. Our sponsor, or any affiliate of our sponsor, must maintain this investment while it remains our sponsor.
          We will experience a relative increase in liquidity as additional subscriptions for shares of our common stock are received and a relative decrease in liquidity as offering proceeds are used to acquire and operate our assets.
          We are externally managed by our advisor, TNP Strategic Retail Advisor, LLC. Our advisor may, but is not required to, establish working capital reserves from offering proceeds out of cash flow generated by our investments or out of proceeds from the sale of our investments. We do not anticipate establishing a general working capital reserve during the initial stages of our initial public offering; however, we may establish capital reserves with respect to particular investments. We also may, but are not required to, establish reserves out of cash flow generated by investments or out of net sale proceeds in non-liquidating sale transactions. Working capital reserves are typically utilized to fund tenant improvements, leasing commissions and major capital expenditures. Our lenders also may require working capital reserves.
          To the extent that the working capital reserve is insufficient to satisfy our cash requirements, additional funds may be provided from cash generated from operations or through short-term borrowing. In addition, subject to certain limitations, we may incur indebtedness in connection with the acquisition of any real estate asset, refinance the debt thereon, arrange for the leveraging of any previously unfinanced property or reinvest the proceeds of financing or refinancing in additional properties.
          If we qualify as a real estate investment trust, or REIT, for federal income tax purposes, we generally will not be subject to federal income tax on income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year after the taxable year in which we initially elect to be taxed as a REIT, we will be subject to federal income tax on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year in which qualification is denied. Failing to qualify as a REIT could materially and adversely affect our net income.

Liquidity and Capital Resources
          Our principal demand for funds will be to acquire real estate assets, to pay operating expenses and interest on our outstanding indebtedness and to make distributions to our stockholders. Over time, we intend to generally fund our cash needs from operations for items other than asset acquisitions. Our cash needs for acquisitions and investments will be funded primarily from the sale of shares of our common stock, including those offered for sale through our distribution reinvestment plan, and through the assumption of debt.
Offering Proceeds Released from Escrow
          Pursuant to the terms of our public offering, we were required to deposit all subscription proceeds in escrow pursuant to the terms of an escrow agreement with CommerceWest Bank, N.A. until we received subscriptions aggregating at least $2,000,000. As of September 30, 2009, we had not raised the minimum offering amount of $2,000,000 in our initial public offering. On November 12, 2009, we satisfied the conditions of our escrow agreement. As of November 16, 2009, we had accepted investors’ subscriptions for, and issued, 237,700 shares of our common stock, resulting in offering proceeds of $2,292,350.
Results of Operations
          During the period from our inception (October 16, 2008) to September 30, 2009, we had been formed but had not yet commenced real estate operations. As a result, we had no material results of operations for that period. The SEC declared the registration statement for our initial public offering effective on August 7, 2009.
          Pursuant to the advisory agreement, we are obligated to reimburse our advisor or its affiliates, as applicable, for organization and offering costs associated with our initial public offering, provided that our advisor is obligated to reimburse us to the extent organization and offering costs, other than selling commissions and dealer manager fees, incurred by us exceed 3.0% of our gross offering proceeds. Prior to raising the minimum offering amount of $2,000,000, we had no obligation to reimburse our advisor or its affiliates for any organization and offering costs. As of September 30, 2009, our advisor and its affiliates have incurred organization costs of $1,361,470.
          We will reimburse our advisor for all expenses paid or incurred by our advisor in connection with the services provided to us, subject to the limitation that we will not reimburse our advisor for any amount by which our operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (1) 2% of our average invested assets, or (2) 25% of our net income determined without reduction for any additions to depreciation, bad debts or other similar non-cash expenses and excluding any gain from the sale of our assets for that period. Notwithstanding the above, we may reimburse our advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and nonrecurring factors. As of September 30, 2009, amounts incurred by our advisor in connection with services provided to us were $127,507.
Critical Accounting Policies
General
          Our accounting policies have been established to conform with generally accepted accounting principles, or GAAP. The preparation of financial statements in conformity with GAAP requires management to use judgment in the application of accounting policies, including making estimates and assumptions. These judgments affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. If management’s judgment or interpretation of the facts and circumstances relating to various transactions is different, it is possible that different accounting policies will be applied or different amounts of assets, liabilities, revenues and expenses will be recorded, resulting in a different presentation of the financial statements or different amounts reported in the financial statements. Additionally, other companies may utilize different estimates that may impact comparability of our results of operations to those of companies in similar businesses. Below is a discussion of the accounting policies that management considers to be most critical once we commence significant operations. These policies require complex judgment in their application or estimates about matters that are inherently uncertain.
Principles of Consolidation
          Our consolidated financial statements include our accounts and the accounts of our subsidiary, TNP Strategic Retail Operating Partnership, LP. All intercompany profits, balances and transactions are eliminated in consolidation.
          Our consolidated financial statements will also include the accounts of our consolidated subsidiaries and joint ventures in which we are the primary beneficiary or in which we have a controlling interest. In determining whether we have a controlling interest in a joint venture and the requirement to consolidate the accounts of that entity, our management considers factors such as an entity’s purpose and design and our ability to direct the activities of the entity that most significantly impacts the entity’s economic performance, ownership interest, board representation, management representation, authority to make decisions, and contractual and substantive participating rights of the partners/members as well as whether the entity is a variable interest entity in which we will absorb the majority of the entity’s expected losses, if they occur, or receive the majority of the expected residual returns, if they occur, or both.
Allocation of Real Property Purchase Price
          We account for all acquisitions in accordance with GAAP. We first determine the value of the land and buildings utilizing an “as if vacant” methodology. We then assign a fair value to any debt assumed at acquisition. The balance of the purchase price is allocated to tenant improvements and identifiable intangible assets or liabilities. Tenant improvements represent the tangible assets associated with the existing leases valued on a fair value basis at the acquisition date prorated over the remaining lease terms. The tenant improvements are classified as an asset under real estate investments and are depreciated over the remaining lease terms. Identifiable intangible assets and liabilities relate to the value of in-place operating leases which come in three forms: (1) leasing commissions and legal costs, which represent the value associated with “cost avoidance” of acquiring in-place leases, such as lease commissions paid under terms generally experienced in our markets; (2) value of in-place leases, which represents the estimated loss of revenue and of costs incurred for the period required to lease the “assumed vacant” property to the occupancy level when purchased; and (3) above or below market value of in-place leases, which represents the difference between the contractual rents and market rents at the time of the acquisition, discounted for tenant credit risks. The value of in-place leases are recorded in deferred charges and other assets and amortized over the remaining lease terms plus an estimate of renewal of the acquired leases. Above or below market leases are classified in deferred charges and other assets or in other accrued liabilities, depending on whether the contractual terms are above or below market, and the asset or liability is amortized to rental revenue over the remaining terms of the leases.
          When we acquire real estate properties, we will allocate the purchase price to the components of these acquisitions using relative fair values computed using estimates and assumptions. These estimates and assumptions impact the amount of costs allocated between various components as well as the amount of costs assigned to individual properties in multiple property acquisitions. These allocations also impact depreciation expense and gains or losses recorded on future sales of properties.
          Acquisition costs and fees will be expensed immediately as incurred. Following the property acquisitions, there will be a subsequent positive impact on net income through a reduction in depreciation expense over the estimated life of the property as a result of acquisition costs and fees no longer being capitalized and depreciated. By reducing net income, the standard will reduce our funds from operations, or FFO, and our ability to pay distributions to our stockholders from FFO.

Real Property
          Costs related to the development, redevelopment, construction and improvement of properties are capitalized. Interest incurred on development, redevelopment and construction projects is capitalized until construction is substantially complete.
          Maintenance and repair expenses are charged to operations as incurred. Costs for major replacements and betterments, which include heating, ventilating, and air conditioning equipment, roofs and parking lots, are capitalized and depreciated over their estimated useful lives. Gains and losses are recognized upon disposal or retirement of the related assets and are reflected in earnings.
          Property is recorded at cost and is depreciated using a straight-line method over the estimated useful lives of the assets as follows:

Years
Buildings and improvements	5-40 years
Exterior improvements	10-20 years
Equipment and fixtures	5-10 years
Revenue Recognition
          We will recognize rental income on a straight-line basis over the term of each lease. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements will be recorded as deferred rent receivable and will be included as a component of accounts and rents receivable in the accompanying consolidated balance sheets. We anticipate collecting these amounts over the terms of the leases as scheduled rent payments are made. Reimbursements from tenants for recoverable real estate taxes and operating expenses will be accrued as revenue in the period the applicable expenditures are incurred. Lease payments that depend on a factor that does not exist or is not measurable at the inception of the lease, such as future sales volume, would be contingent rentals in their entirety and, accordingly, would be excluded from minimum lease payments and included in the determination of income as they are earned.
Valuation of Accounts and Rents Receivable
          We will take into consideration certain factors that require judgments to be made as to the collectability of receivables. Collectability factors taken into consideration are the amounts outstanding, payment history and financial strength of the tenant, which taken as a whole determines the valuation.
Organization and Offering Costs
          Organization and offering costs are paid by our advisor on our behalf and are deferred until we have an obligation to reimburse our advisor. The amount of the reimbursement to our advisor for cumulative organization and offering costs is limited to a maximum amount of up to 3.0% of the aggregate gross proceeds from the sale of the shares of common stock sold. Such costs shall include legal, accounting, printing and other offering expenses, including marketing, salaries and direct expenses of our advisor’s employees and employees of our advisor’s affiliates and others. Any such reimbursement will not exceed actual expenses incurred by our advisor.
          All offering costs, including sales commissions and dealer manager fees will be recorded as an offset to additional paid-in-capital, and all organization costs will be recorded as an expense when we have an obligation to reimburse our advisor.
          Prior to raising the minimum offering amount of $2,000,000, we have no obligation to reimburse our advisor or its affiliates for any organization or offering costs. As of September 30, 2009, organization and offering costs incurred by our advisor on our behalf were $1,361,470.

Income Taxes
          We intend to make an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing in the taxable year in which we satisfy the minimum offering requirements. If we qualify for taxation as a REIT, we generally will not be subject to federal corporate income tax to the extent we distribute our REIT taxable income to our stockholders, so long as we distribute at least 90% of our REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with GAAP). REITs are subject to a number of other organizational and operations requirements. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income and property, and federal income and excise taxes on its undistributed income.
Cash and Restricted Cash
          Cash represents current bank accounts and other bank deposits free of encumbrances and having maturity dates of three months or less from the respective dates of deposit. As of September 30, 2009, we did not have cash on deposit in excess of federally insured levels. We limit cash investments to financial institutions with high credit standing; therefore, we believe we are not exposed to any significant credit risk in cash.
          Proceeds from the offering are held in a restricted escrow account until the minimum offering has been achieved. As of September 30, 2009, $124,500 of subscriptions for common shares had been received from investors.
Inflation
          We expect to include provisions in our tenant leases designed to protect us from the impact of inflation. These provisions will include reimbursement billings for operating expense pass-through charges, real estate tax and insurance reimbursements, or in some cases annual reimbursement of operating expenses above a certain allowance. Due to the generally long-term nature of these leases, annual rent increases, as well as rents received from acquired leases, may not be sufficient to cover inflation and rent may be below market. As of September 30, 2009, we had not entered into or acquired any leases.
REIT Compliance
          To qualify as a REIT for tax purposes, we will be required to distribute at least 90% of our REIT taxable income to our stockholders. We must also meet certain asset and income tests, as well as other requirements. We will monitor the business and transactions that may potentially impact our REIT status. If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which our REIT qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to our stockholders.
Distributions
          We intend to make regular cash distributions to our stockholders, typically on a monthly basis. The actual amount and timing of distributions will be determined by our board of directors in its discretion and typically will depend on the amount of funds available for distribution, which is impacted by current and projected cash requirements, tax considerations and other factors. As a result, our distribution rate and payment frequency may vary from time to time. However, to qualify as a REIT for tax purposes, we must make distributions equal to at least 90% of our “REIT taxable income” each year.
          On August 13, 2009, our board of directors approved a monthly cash distribution of $0.05625 per common share. The monthly distribution is contingent upon the closing of our first asset acquisition and is expected to be made in the calendar month following the closing of such asset acquisition. The monthly distribution amount represents an annualized distribution of $0.675 per share. The commencement of the distribution is subject to achieving minimum offering proceeds of $2,000,000, the sale of a sufficient number of shares in our public offering to finance an asset acquisition and identifying and completing an asset acquisition.
Funds from Operations
          One of our objectives is to provide cash distributions to our stockholders from cash generated by our operations. Cash generated from operations is not equivalent to net operating income as determined under GAAP. Due to certain unique operating characteristics of real estate companies, the National Association of Real Estate Investment Trusts, an industry trade group, or NAREIT, has promulgated a standard known as Funds from Operations, or FFO for short, which it believes more accurately reflects the operating performance of a REIT. As defined by NAREIT, FFO means net income computed in accordance with GAAP, excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures in which the REIT holds an interest. We will adopt the NAREIT definition for computing FFO because, in our view, subject to the following limitations, FFO provides a better basis for measuring our operating performance and comparing our performance and operations to those of other REITs. The calculation of FFO may, however, vary from entity to entity because capitalization and expense policies tend to vary from entity to entity. Items which are capitalized do not impact FFO, whereas items that are expensed reduce FFO. Consequently, the presentation of FFO by us may not be comparable to other similarly titled measures presented by other REITs. FFO is not intended to be an alternative to net income as an indicator of our performance or to “Cash Flows from Operating Activities” as determined by GAAP as a measure of our capacity to pay distributions. As of September 30, 2009, we have not commenced real estate operations, and therefore we have not calculated FFO.
Off-Balance Sheet Arrangements
          As of September 30, 2009, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial conditions, changes in financial conditions, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Subsequent Events
KeyBank Revolving Credit Facility
          On November 12, 2009, our operating partnership entered into a revolving credit agreement, or the credit agreement, with KeyBank, as administrative agent for itself and the other lenders named in the credit agreement, or the lenders, to establish a revolving credit facility with a maximum aggregate borrowing capacity of up to $15,000,000. The proceeds of the revolving credit facility may be used by our operating partnership for investments in properties and real estate-related assets, improvement of properties, costs involved in the ordinary course of our operating partnership’s business and for other general working capital purposes; provided, however, that prior to any funds being advanced to our operating partnership under the revolving credit facility, KeyBank shall have the authority to review and approve, in its sole discretion, the investments which our operating partnership proposes to make with such funds, and our operating partnership shall be required to satisfy certain enumerated conditions set forth in the credit agreement, including, but not limited to, limitations on outstanding indebtedness with respect to a proposed property acquisition, a ratio of net operating income to debt service on the prospective property of at least 1.35 to 1.00 and a requirement that the prospective property be 100% owned, directly or indirectly, by our operating partnership.
          The entire unpaid principal balance of all borrowings under the revolving credit facility and all accrued and unpaid interest thereon will be due and payable in full on November 11, 2010. Borrowings under the revolving credit facility will bear interest at a variable per annum rate equal to the sum of (a) 4.25% plus (b) the greater of (1) 3.0% or (2) 30-day LIBOR as reported by Reuters on the day that is two business days prior to the date of such determination, and accrued and unpaid interest on any past due amounts will bear interest at a variable LIBOR-based rate that in no event shall exceed the highest interest rate permitted by applicable law. Our operating partnership paid KeyBank a one time $150,000 commitment fee in connection with entering into the credit agreement and will pay KeyBank an unused commitment fee of 0.50% per annum.

               The credit agreement contains customary covenants including, without limitation, limitations on distributions, the incurrence of debt and the granting of liens. Our operating partnership may, upon prior written notice to KeyBank, prepay the principal of the borrowings then outstanding under the revolving credit facility, in whole or in part, without premium or penalty.
               The performance of the obligations of our operating partnership under the credit agreement are secured by (a) pledges of all of our operating partnership’s and our respective direct and indirect equity ownership interests in any entity, subject to certain limitations and exceptions, and (b) non-recourse guarantees (which we refer to herein as a “guaranty” and collectively the “guarantees”) granted to KeyBank for the benefit of the lenders by us, our sponsor, Thompson National Properties, LLC, or Thompson National, and our Chairman and Chief Executive Officer, Anthony W. Thompson. In connection with the guarantees, our operating partnership has agreed to reimburse Thompson National and Mr. Thompson for any payments made to KeyBank by Thompson National or Mr. Thompson pursuant to their respective guarantees. In addition, as consideration for providing a guaranty, our operating partnership has paid Thompson National a one-time fee of $25,000 and has agreed to pay Thompson National a fee upon the maturity of the credit agreement equal to: (x) 0.25% multiplied by (y) the weighted-average amount of borrowings outstanding under the credit agreement during the term of the credit agreement.

TNP STRATEGIC RETAIL TRUST, INC.
INDEX TO FINANCIAL STATEMENTS

Page
Consolidated Balance Sheets as of September 30, 2009 and December 31, 2008 (unaudited)	F-2

Consolidated Statements of Operations for the three and nine months ended September 30, 2009 (unaudited)	F-3

Consolidated Statements of Equity for the nine months ended September 30, 2009 and the Period from October 16, 2008 (inception) through December 31, 2008 (unaudited)	F-4

Consolidated Statement of Cash Flows for the nine months ended September 30, 2009 (unaudited)	F-5

Notes to Consolidated Financial Statements	F-6

TNP Strategic Retail Trust, Inc. and Subsidiary
Consolidated Balance Sheets
(Unaudited)

	September 30, 2009	December 31, 2008
Assets
Cash	$201,839	$201,429
Restricted cash	127,010	—
Deferred costs	1,361,470	—
Prepaid expenses	38,404	—
Other receivable	161	571

Total Assets	$1,728,884	$202,000

Liabilities and Equity
Liabilities:
Due to related party	$1,491,477	$—
Subscriptions for common shares	124,500	—

Total Liabilities	$1,615,977	$—

Commitments and Contingencies
Equity:
Stockholder’s Equity:
Common stock, $0.01 par value per share; 400,000,000 shares authorized, 22,222 shares issued and outstanding at September 30, 2009 and December 31, 2008	222	222
Additional paid-in capital	199,778	199,778

Accumulated deficit	(89,093)	—

Total stockholder’s equity	110,907	200,000
Noncontrolling interest	2,000	2,000

Total Equity	112,907	202,000

Total Liabilities and Equity	$1,728,884	$202,000

The accompanying notes are an integral part of these consolidated financial statements.

TNP Strategic Retail Trust, Inc. and Subsidiary
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended	For the Nine Months Ended
	September 30, 2009	September 30, 2009
Revenues
Rental income	$—	$—
Interest income	10	10

	10	10

Expenses
Rental expenses	—	—
General and administrative	89,103	89,103

	89,103	89,103

Net loss	$(89,093)	$(89,093)

Net loss per common share — basic & diluted	$(4.01)	$(4.01)

Weighted average number of common shares outstanding— basic & diluted	22,222	22,222

Distributions declared	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

TNP Strategic Retail Trust, Inc. and Subsidiary
Consolidated Statements of Equity
(Unaudited)

	Number		Additional
	of	Par	Paid-in	Accumulated	Stockholders’	Noncontrolling	Total
	Shares	Value	Capital	Deficit	Equity	Interest	Equity
BALANCE — October 16, 2008 (inception)	—	$—	$—	$—	$—	$—	$—
Issuance of common stock	22,222	$222	$199,778	$—	$200,000	$—	$200,000
Contributions from noncontrolling interest	—	—	—	—	—	$2,000	$2,000

BALANCE — December 31, 2008	22,222	222	199,778	—	200,000	2,000	202,000
Net loss	—	—	—	(89,093)	(89,093)	—	(89,093)

BALANCE — September 30, 2009	22,222	$222	$199,778	$(89,093)	$110,907	$2,000	$112,907

The accompanying notes are an integral part of these consolidated financial statements.

TNP Strategic Retail Trust, Inc. and Subsidiary
Consolidated Statement of Cash Flows
(Unaudited)

For the Nine Months
Ended September 30,
2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(89,093)
Adjustment to reconcile net loss to net cash provided by operating activities:
Changes in assets and liabilities:
Restricted cash	(10)
Prepaid expenses	(38,404)
Other receivable	410
Due to related party	127,507

Net cash provided by operating activities	410
CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in restricted cash from subscription proceeds	(124,500)
Subscription proceeds due to investors	124,500
Net cash used in financing activities	—
NET INCREASE IN CASH	410
CASH — Beginning of the period	201,429

CASH — End of the period	$201,839

Supplemental disclosure of non-cash financing activity-accrual of deferred costs paid by related party	$1,361,470
The accompanying notes are an integral part of these consolidated financial statements.

TNP STRATEGIC RETAIL TRUST, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(unaudited)
1. Organization
     TNP Strategic Retail Trust, Inc. (the “Company”) was formed on September 18, 2008, as a Maryland corporation and intends to qualify as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Company was organized primarily to acquire income-producing retail properties located in the Western United States, real estate-related assets and other real estate assets. As discussed in Note 3, the Company sold stock to Thompson National Properties, LLC (“Sponsor”) on October 16, 2008. The Company’s fiscal year end is December 31. The Company has not begun operations.
     On November 4, 2008, the Company filed a registration statement on Form S-11 with the Securities and Exchange Commission (the “SEC”) to offer a maximum of 100,000,000 shares of its common stock to the public in its primary offering and 10,526,316 shares of its common stock pursuant to its distribution reinvestment plan. On August 7, 2009, the SEC declared the offering effective and the Company commenced its initial public offering. The Company will offer shares to the public in its primary offering at a price of $10.00 per share, with discounts available for certain purchasers, and to its stockholders pursuant to its distribution reinvestment plan at a price of $9.50 per share. As of September 30, 2009, the Company had not raised the minimum offering amount of $2,000,000 in its initial public offering (see Note 7, Subsequent Events).
     The Company intends to use the net proceeds from its public offering primarily to acquire retail properties. The Company may also make or acquire first mortgages or second mortgages, mezzanine loans, preferred equity investments and investments in common stock of private real estate companies and publicly traded real estate investment trusts, in each case provided that the underlying real estate meets the Company’s criteria for direct investment. The Company may also invest in any real properties or other real estate-related assets that, in the opinion of the Company’s board of directors, meets the Company’s investment objectives.
     On August 13, 2009, the Company’s board of directors approved a monthly cash distribution of $0.05625 per common share. The monthly distribution is contingent upon the closing of the Company’s first asset acquisition and is expected to be made in the calendar month following the closing of such asset acquisition. The monthly distribution amount represents an annualized distribution of $0.675 per share. The commencement of the distribution is subject to achieving minimum offering proceeds under the Company’s previously announced public offering of common stock, the sale of a sufficient number of shares in the Company’s public offering to finance an asset acquisition and identifying and completing an asset acquisition.
     The Company’s advisor is TNP Strategic Retail Advisor, LLC (“Advisor”), a Delaware limited liability company. Subject to certain restrictions and limitations, Advisor is responsible for managing the Company’s affairs on a day-to-day basis and for identifying and making acquisitions and investments on behalf of the Company.
     Substantially all of the Company’s business will be conducted through TNP Strategic Retail Operating Partnership, LP, the Company’s operating partnership (the “OP”). The Company is the sole general partner of the OP. The initial limited partners of the OP are Advisor and TNP Strategic Retail OP Holdings, LLC, a Delaware limited liability company (“TNP OP”). Advisor has invested $1,000 in the OP in exchange for common units and TNP OP has invested $1,000 in the OP and has been issued a separate class of limited partnership units (the “Special Units”). As the Company accepts subscriptions for shares, it will transfer substantially all of the net proceeds of the offering to the OP as a capital contribution. The partnership agreement provides that the OP will be operated in a manner that will enable the Company to (1) satisfy the requirements for being classified as a REIT for tax purposes, (2) avoid any federal income or excise tax liability, and (3) ensure that the OP will not be classified as a “publicly traded partnership” for purposes of Section 7704 of the Internal Revenue Code, which classification could result in the OP being taxed as a corporation, rather than as a partnership. In addition to the administrative and operating costs and expenses incurred by the OP in acquiring and operating real properties, the OP will pay all of the Company’s administrative costs and expenses, and such expenses will be treated as expenses of the OP.

TNP STRATEGIC RETAIL TRUST, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(unaudited)
     As of September 30, 2009, neither the Company nor the OP had purchased or contracted to purchase any properties or other investments.
2. Summary of Significant Accounting Policies
Consolidation
     The Company’s consolidated financial statements include its accounts and the accounts of its subsidiary, the OP. All intercompany profits, balances and transactions are eliminated in consolidation.
     Under accounting principles generally accepted in the United States of America (“GAAP”), the Company’s consolidated financial statements will also include the accounts of its consolidated subsidiaries and joint ventures in which the Company is the primary beneficiary, or in which the Company has a controlling interest. In determining whether the Company has a controlling interest in a joint venture and the requirement to consolidate the accounts of that entity, the Company’s management considers factors such as an entity’s purpose and design and the Company’s ability to direct the activities of the entity that most significantly impacts the entity’s economic performance, ownership interest, board representation, management representation, authority to make decisions, and contractual and substantive participating rights of the partners/members as well as whether the entity is a variable interest entity in which it will absorb the majority of the entity’s expected losses, if they occur, or receive the majority of the expected residual returns, if they occur, or both.
Interim Financial Information
     The financial information as of September 30, 2009 is unaudited, but includes all adjustments consisting of normal recurring adjustments that, in the opinion of management, are necessary for a fair presentation of the Company’s financial position for such period. These consolidated financial statements do not include all disclosures required by GAAP for annual consolidated financial statements. The Company’s audited consolidated financial statements as of and for the period from October 16, 2008 (inception) through December 31, 2008 are contained in the Company’s Registration Statement on Form S-11 Amendment No. 2 (File No. 333-154975) filed March 10, 2009. Operating results for the three and nine months ended September 30, 2009 are not necessarily indicative of the results that may be expected for the year ending December 31, 2009.
Allocation of Real Property Purchase Price
     The Company accounts for all acquisitions in accordance with GAAP. The Company first determines the value of the land and buildings utilizing an “as if vacant” methodology. The Company then assigns a fair value to any debt assumed at acquisition. The balance of the purchase price is allocated to tenant improvements and identifiable intangible assets or liabilities. Tenant improvements represent the tangible assets associated with the existing leases valued on a fair value basis at the acquisition date prorated over the remaining lease terms. The tenant improvements are classified as an asset under real estate investments and are depreciated over the remaining lease terms. Identifiable intangible assets and liabilities relate to the value of in-place operating leases which come in three forms: (1) leasing commissions and legal costs, which represent the value associated with “cost avoidance” of acquiring in-place leases, such as lease commissions paid under terms generally experienced in the Company’s markets; (2) value of in-place leases, which represents the estimated loss of revenue and of costs incurred for the period required to lease the “assumed vacant” property to the occupancy level when purchased; and (3) above or below market value of in-place leases, which represents the difference between the contractual rents and market rents at the time of the acquisition, discounted for tenant credit risks. The value of in-place leases are recorded in deferred charges and other assets and amortized over the remaining lease terms plus an estimate of renewal of the acquired leases. Above or below market leases are classified in deferred charges and other assets or in other accrued liabilities, depending on whether the contractual terms are above or below market, and the asset or liability is amortized to rental revenue over the remaining terms of the leases.

TNP STRATEGIC RETAIL TRUST, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(unaudited)
     When the Company acquires real estate properties, the Company will allocate the purchase price to the components of these acquisitions using relative fair values computed using its estimates and assumptions. Acquisition costs will be expensed as incurred. These estimates and assumptions impact the amount of costs allocated between various components as well as the amount of costs assigned to individual properties in multiple property acquisitions. These allocations also impact depreciation expense and gains or losses recorded on future sales of properties.
Noncontrolling Interest
     In December 2007, the Financial Accounting Standards Board (the “FASB”) issued a standard that establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The standard, which is effective for fiscal years beginning after December 15, 2008, also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. In accordance with the guidance, the presentation provisions were presented retrospectively on the Company’s consolidated balance sheets, which resulted in a reclassification of $2,000 in noncontrolling interests to permanent equity as of December 31, 2008. The adoption of this standard had no impact on the Company’s consolidated statements of operations or cash flows.
Real Property
     Costs related to the development, redevelopment, construction and improvement of properties will be capitalized. Interest incurred on development, redevelopment and construction projects will be capitalized until construction is substantially complete.
     Maintenance and repair expenses will be charged to operations as incurred. Costs for major replacements and betterments, which include heating, ventilating, and air conditioning equipment, roofs, and parking lots, will be capitalized and depreciated over their estimated useful lives. Gains and losses will be recognized upon disposal or retirement of the related assets and are reflected in earnings. Property will be recorded at cost and will be depreciated using a straight-line method over the estimated useful lives of the assets as follows:

Years
Buildings and improvements	5-40 years
Exterior improvements	10-20 years
Equipment and fixtures	5-10 years
Revenue Recognition
     The Company will recognize rental income on a straight-line basis over the term of each lease. Rental income recognition commences when the tenant takes possession or controls the physical use of the leased space. The difference between rental income earned on a straight-line basis and the cash rent due under the provisions of the lease agreements will be recorded as deferred rent receivable and will be included as a component of accounts and rents receivable in the accompanying consolidated balance sheets. The Company anticipates collecting these amounts over the terms of the leases as scheduled rent payments are made. Reimbursements from tenants for recoverable real estate taxes and operating expenses will be accrued as revenue in the period the applicable expenditures are incurred. Lease payments that depend on a factor that does not exist or is not measurable at the inception of the lease, such as future sales volume, would be contingent rentals in their entirety and, accordingly, would be excluded from minimum lease payments and included in the determination of income as they are earned.

TNP STRATEGIC RETAIL TRUST, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(unaudited)
Valuation of Accounts and Rents Receivable
     The Company will take into consideration certain factors that require judgments to be made as to the collectability of receivables. Collectability factors taken into consideration are the amounts outstanding, payment history and financial strength of the tenant, which taken as a whole determines the valuation.
Use of Estimates
     The preparation of consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Organization and Offering Costs
     Organization and offering costs of the Company are paid by the Advisor on behalf of the Company and are deferred until the Company has an obligation to reimburse the Advisor. The amount of the reimbursement to Advisor for cumulative organization and offering costs is limited to a maximum amount of up to 3.0% of the aggregate gross proceeds from the sale of the shares of common stock sold. Such costs shall include legal, accounting, printing and other offering expenses, including marketing, salaries and direct expenses of Advisor’s employees and employees of Advisor’s affiliates and others. Any such reimbursement will not exceed actual expenses incurred by Advisor.
     All offering costs, including sales commissions and dealer manager fees will be recorded as an offset to additional paid-in-capital, and all organization costs will be recorded as an expense when the Company has an obligation to reimburse the Advisor.
     As of September 30, 2009, organization and offering costs incurred by the Advisor on the Company’s behalf were $1,361,470.
Income Taxes
     The Company intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code, commencing in the taxable year in which the Company satisfies the minimum offering requirements. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal corporate income tax to the extent it distributes its REIT taxable income to its stockholders, so long as it distributes at least 90% of its REIT taxable income (which is computed without regard to the dividends paid deduction or net capital gain and which does not necessarily equal net income as calculated in accordance with accounting principles generally accepted in the United States of America). REITs are subject to a number of other organizational and operations requirements. Even if the Company qualifies for taxation as a REIT, it may be subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed income.
Cash and Restricted Cash
     Cash represents current bank accounts and other bank deposits free of encumbrances and having maturity dates of three months or less from the respective dates of deposit. As of September 30, 2009, the Company did not have cash on deposit in excess of federally insured levels. The Company limits cash investments to financial institutions with high credit standing; therefore, the Company believes it is not exposed to any significant credit risk in cash.

TNP STRATEGIC RETAIL TRUST, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(unaudited)
     Proceeds from the offering are held in a restricted escrow account until the minimum offering has been achieved. As of September 30, 2009, $124,500 of subscriptions for common shares has been received from investors (see Note 7, Subsequent Events).
Recent Accounting Pronouncements
     In June 2009, the FASB issued a new hierarchy of GAAP standards (the “Codification”) which will become the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. On the effective date of the Codification, it will supersede all then-existing non-SEC accounting and reporting standards. All other non-grandfathered, non-SEC accounting literature not included in the Codification will become non-authoritative. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Codification is effective for the Company’s consolidated financial statements beginning with the three months ending September 30, 2009. Because the Codification is not intended to change GAAP, the Company does not expect it to have a material impact on the Company’s consolidated financial statements. The Company adopted this standard effective for the third quarter of 2009.
3. Capitalization
     Under the Company’s charter, the Company has the authority to issue 400,000,000 shares of common stock. All shares of such stock have a par value of $0.01 per share. On October 16, 2008, the Company sold 22,222 shares of common stock to the Sponsor for an aggregate purchase price of $200,000. The Company’s board of directors is authorized to amend its charter, without the approval of the stockholders, to increase the aggregate number of authorized shares of capital stock or the number of shares of any class or series that the Company has authority to issue.
4. Related Party Arrangements
     Advisor and certain affiliates of Advisor will receive fees and compensation in connection with the Company’s public offering, and the acquisition, management and sale of the Company’s real estate investments.
     TNP Securities, LLC (“Dealer Manager”), the dealer manager of the offering and a related party, will receive a commission of up to 7.0% of gross offering proceeds. Dealer Manager may reallow all or a portion of such sales commissions earned to participating broker-dealers. In addition, the Company will pay Dealer Manager a dealer manager fee of up to 3.0% of gross offering proceeds, a portion of which may be reallowed to participating broker-dealers. No selling commissions or dealer manager fee will be paid for sales under the Company’s distribution reinvestment plan.
     Advisor will receive up to 3.0% of the gross offering proceeds for reimbursement of organization and offering expenses. Advisor will be responsible for the payment of organization and offering expenses, other than selling commissions and dealer manager fees and to the extent they exceed 3.0% of gross offering proceeds, without recourse against or reimbursement by the Company.
     Advisor, or its affiliates, will also receive an acquisition fee equal to 2.5% of (1) the cost of investments the Company acquires or (2) the Company’s allocable cost of investments acquired in a joint venture.
     The Company expects to pay TNP Property Manager, LLC (“TNP Manager”), its property manager and a related party, a market-based property management fee of up to 5.0% of the gross revenues generated by the properties in connection with the operation and management of properties. TNP Manager may subcontract with third party property managers and will be responsible for supervising and compensating those property managers.

TNP STRATEGIC RETAIL TRUST, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(unaudited)
     The Company will pay Advisor a monthly asset management fee of one-twelfth of 0.6% on all real estate investments the Company acquires; provided, however, that Advisor will not be paid the asset management fee until the Company’s funds from operations exceed the lesser of (1) the cumulative amount of any distributions declared and payable to the Company’s stockholders or (2) an amount that is equal to a 10.0% cumulative, non-compounded, annual return on invested capital for the Company’s stockholders. If Advisor or its affiliates provides a substantial amount of services, as determined by the Company’s independent directors, in connection with the sale of a real property, Advisor or its affiliates also will be paid disposition fees up to 50.0% of a customary and competitive real estate commission, but not to exceed 3.0% of the contract sales price of each property sold.
     The Company will reimburse Advisor for all expenses paid or incurred by Advisor in connection with the services provided to the Company, subject to the limitation that the Company will not reimburse Advisor for any amount by which its operating expenses (including the asset management fee) at the end of the four preceding fiscal quarters exceeds the greater of: (1) 2% of its average invested assets, or (2) 25% of its net income determined without reduction for any additions to depreciation, bad debts or other similar non-cash expenses and excluding any gain from the sale of the Company’s assets for that period. Notwithstanding the above, the Company may reimburse Advisor for expenses in excess of this limitation if a majority of the independent directors determines that such excess expenses are justified based on unusual and nonrecurring factors. As of September 30, 2009, amounts incurred by the Advisor in connection with services provided to the Company were $127,507.
5. Incentive Award Plan
     The Company adopted an incentive plan (the “Incentive Award Plan”) that provides for the grant of equity awards to its employees, directors and consultants and those of the Company’s affiliates on July 7, 2009. The Incentive Award Plan authorized the grant of non-qualified and incentive stock options, restricted stock awards, restricted stock units, stock appreciation rights, dividend equivalents and other stock-based awards or cash-based awards. No awards have been granted under such plan as of September 30, 2009. The Company will grant each of its current independent directors an initial grant of 5,000 shares of restricted stock (the “initial restricted stock grant”) when and if it raises the minimum offering amount of $2,000,000. Each new independent director that subsequently joins the board of directors will receive the initial restricted stock grant on the date he or she joins the board of directors. In addition, on the date of each of the Company’s annual stockholders meetings at which an independent director is re-elected to the board of directors, he or she will receive 2,500 shares of restricted stock. The restricted stock will vest as to one-third of the shares on the grant date and as to one-third of the shares on each of the first two anniversaries of the grant date. The restricted stock will become fully vested in the event of an independent directors’ termination of service due to his or her death or disability, or upon the occurrence of a change in control of the Company.
6. Subordinated Participation Interest
     Pursuant to the Limited Partnership Agreement for the OP, the holders of the Special Units will be entitled to distributions from OP in an amount equal to 15.0% of net sales proceeds received by the OP on dispositions of its assets and dispositions of real properties by joint ventures or partnerships in which the OP owns a partnership interest, after the other holders of common units, including the Company, have received, in the aggregate, cumulative distributions from operating income, sales proceeds or other sources, equal to their capital contributions plus a 10.0% cumulative non-compounded annual pre-tax return thereon. The Special Units will be redeemed for the above amount upon the earliest of: (1) the occurrence of certain events that result in the termination or non-renewal of the advisory agreement or (2) a listing liquidity event.
7. Subsequent Events
     The Company has evaluated subsequent events through November 15, 2009, the date the accompanying interim financial statements became available to be issued.

TNP STRATEGIC RETAIL TRUST, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
September 30, 2009
(unaudited)
     On November 12, 2009, the Company sold the minimum of $2,000,000 in shares of its common stock to the public. Proceeds from initial subscriptions were placed in escrow until the minimum offering was reached. As of November 16, 2009, the Company had issued 237,700 shares. The proceeds held in escrow, plus interest, became available for the acquisition of assets and other purposes.
     On November 12, 2009, the OP entered into a $15.0 million revolving credit agreement with KeyBank National Association (“KeyBank”). Borrowings under the revolving credit facility will bear interest at a variable per annum rate equal to the sum of (i) 425 basis points plus (ii) the greater of (1) 300 basis points or (2) 30-day LIBOR. The entire unpaid principal balance of all borrowings under the revolving credit facility and all accrued and unpaid interest thereon will be due and payable in full on November 11, 2010. Interest on the credit facility is paid monthly. The credit facility is secured by (1) pledges of the OPs and the Company’s respective direct and indirect equity ownership interests in any entity, subject to certain limitations and exceptions, and (2) guarantees granted to KeyBank for the benefit of the lenders by the Company, Sponsor, and Anthony W. Thompson. The OP borrowed $675,525 under the revolving credit facility on November 12, 2009.

Annex A

TNP Strategic Retail Trust, Inc.

SUBSCRIPTION AGREEMENT/SIGNATURE PAGE

FOR PROSPECTUS DATED AUGUST 7, 2009

IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS SUBSCRIPTION AGREEMENT/SIGNATURE PAGE, **PLEASE CALL INVESTOR SERVICES (949) 833-8252**

(1) INVESTMENT

☐ Initial Investment ☐ Additional Investment (subscription agreement or subsequent form must be completed) ☐ NAV Purchase @ $ ________ per share (NAV Form must be attached)

Please make investment check payable to:
"CommerceWest Bank, N.A. as escrow agent for TNP Strategic Retail Trust, Inc." or, after the Company meets the minimum offering requirements, to "TNP Strategic Retail Trust, Inc."

NUMBER OF SHARES ____ , ____ x $10.00 = TOTAL INVESTED ____ , ____ , ____

Minimum initial investment = 100 shares or $1,000
Minimum additional investment = 10 shares or $100

(2) NON-CUSTODIAL OWNERSHIP

☐ **Individual** — One signature required & initial
☐ **Joint Tenants with Right of Survivorship** — All parties must sign & initial
☐ **Tenants in Common** — All parties must sign & initial
☐ **Community Property** — All parties must sign & initial
☐ **Pension or Profit Sharing Plan** — Trustee or custodian signature required
☐ **Trust** — Trustee or Grantor signature(s) required — DATE ESTABLISHED ________
  ☐ Currently Revocable
  ☐ Irrevocable
☐ **Company or Corporation** — Authorized signature required
☐ **Uniform Gift to Minors Act or the Uniform Transfers to Minors Act** — Custodian signature required
☐ **Partnership** — Authorized signature required
☐ **Other:** ________ SPECIFY

NAME OF TRUSTEE OR BUSINESS ENTITY

(3) CUSTODIAL OWNERSHIP

Send ALL paperwork directly to the custodian

☐ Traditional IRA ☐ Roth IRA ☐ Keogh ☐ Simplified Employee Pension/Trust (S.E.P.) ☐ Qualified Pension or Profit Sharing Plan ☐ Non-Qualified Custodial Account ☐ Other: SPECIFY

NAME OF CUSTODIAN OR TRUSTEE

MAILING ADDRESS

CITY | STATE | ZIP CODE

BUSINESS PHONE ( ) -

SECTION (3)a

CUSTODIAN TAX ID # - | CUSTODIAN ACCOUNT #

NAME OF CUSTODIAN OR OTHER ADMINISTRATOR

(4) INVESTOR INFORMATION

SECTION (4)a

NAME OF INVESTOR OR TRUSTEE **(REQUIRED)** ☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ________

NAME OF JOINT INVESTOR ☐ Mr. ☐ Mrs. ☐ Ms. ☐ Other ________

SECTION (4)b

STREET ADDRESS **(REQUIRED)** *NO P.O. BOX*

CITY | STATE | ZIP CODE

HOME PHONE# **(REQUIRED)** ( ) - | BUSINESS PHONE# ( ) - | E-MAIL ADDRESS

SECTION (4)c

ALTERNATE ADDRESS OR P.O. BOX

CITY | STATE | ZIP CODE

SECTION (4)d

HOME PHONE **(REQUIRED)** ( ) - | BUSINESS PHONE ( ) - | EXTENSION

REQUIRED

INVESTOR DATE OF BIRTH **(DD-MM-YYYY)** / / | JOINT INVESTOR DATE OF BIRTH **(DD-MM-YYYY)** / / | INVESTOR TAX ID# -

INVESTOR SSN# - - | JOINT INVESTOR SSN# - -

SECTION (4)e Please indicate Citizenship Status **(REQUIRED)**

☐ U.S. Citizen ☐ Resident Alien ☐ Non-Resident Alien* ☐ Employee, Affiliate or Board Member

*If non-resident alien, investor must submit the appropriate W-8 form **(W-8BEN, W8-ECI, W-8EXP or W-8IMY)** in order to make an investment.

(continued on next page)

(5) DISTRIBUTION OPTIONS

MUST ENCLOSE A VOIDED CHECK

☐ Mail to Street Address (4b)

☐ Mail to Alternate Address (4c)

☐ Distribution Reinvestment Plan
Investor elects to participate in the Distribution Reinvestment Plan described in the Prospectus and reinvest the entire cash distribution

☐ Via Electronic Deposit (ACH)
Complete information below. See ACH Language in Section 5 of the instructions.
☐ **Checking** (must enclose voided check)
☐ **Savings** (verification from bank must be provided)

☐ Distributions Directed to:

NAME OF BANK, BROKERAGE FIRM OR INDIVIDUAL

DISTRIBUTION MAILING ADDRESS

CITY | STATE | ZIP CODE

BANK ABA# **(FOR ACH ONLY)** | ACCOUNT#

INITIALS INITIALS **(A)** All investors acknowledge receipt, not less than five (5) business days prior to the signing of this subscription agreement, of the final Prospectus of the company relating to the shares, wherein the terms and conditions of the offering of the shares are described, including among other things, the restrictions on ownership and transfer of shares, which require, under certain circumstances that a holder of shares shall give written notice and provide certain information to the company.

INITIALS INITIALS **(B)** I (we) represent that I (we) either: (1) have a net worth (excluding home, home furnishings and automobiles) of at least $250,000 or (2) a net worth of at least (as described above) $70,000 and had during the last tax year or estimate that I (we) will have during the current tax year a minimum of $70,000 annual gross income.

INITIALS INITIALS **(C)** If I am an **Alabama** resident, I have a liquid net worth of at least 10 times my investment in TNP Strategic Retail Trust, Inc. and other similar programs.

INITIALS INITIALS **(D)** If I am a **California** resident, I have either (1) a minimum net worth of at least $250,000 and an annual gross income of at least $65,000, or (2) a minimum net worth of at least $500,000.

INITIALS INITIALS **(E)** If I am a **Iowa** or **Nebraska** resident, I have either (1) a minimum net worth of $100,000 (exclusive of home, auto and furnishings) and an annual income of $70,000, or (2) a net worth of at least $350,000 (exclusive of home, auto and furnishings). In addition, my total investment in TNP Strategic Retail Trust, Inc. or its affiliates does not exceed 10% of my net worth (exclusive of home, auto and furnishings).

INITIALS INITIALS **(F)** If I am a **Kansas** resident, it is recommended by the Office of the Kansas Securities Commissioner that Kansas investors not invest, in the aggregate, more than 10% of their liquid net worth in this and similar direct participation investments. Liquid net worth is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.

INITIALS INITIALS **(G)** If I am a **Kentucky** resident, my aggregate investment in TNP Strategic Retail Trust, Inc. does not exceed 10% of my net worth.

INITIALS INITIALS **(H)** If I am a **Michigan** resident, my maximum investment in TNP Strategic Retail Trust, Inc. cannot exceed 10% of my net worth.

INITIALS INITIALS **(I)** If I am an **Oregon** or **Tennessee** resident, I may not invest more than 10% of my net worth, calculated exclusive of home, home furnishings, and automobiles.

INITIALS INITIALS **(J)** I (we) understand that I (we) will not be admitted as a stockholder until my (our) investment has been accepted. Depositing of my (our) check alone does not constitute acceptance. The acceptance process includes, but is not limited to, reviewing a subscription agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act, and depositing of funds.

INITIALS INITIALS **(K)** I (we) acknowledge that the shares are not liquid, there is no current market for the shares and the stockholder(s) may not be able to sell the securities.

INITIALS INITIALS **(L)** I (we) represent that I am (we are) purchasing the shares for my (our) own account; or, if I am (we are) purchasing shares on behalf of a trust or other entity of which I am (we are) trustee(s) or authorized agent(s), then I (we) represent that I (we) have due authority to execute the Subscription Agreement/Signature Page and do hereby legally bind the trust or other entity of which I am (we are) trustee(s) or authorized agent(s). The trustee(s) or authorized agent(s) agree to indemnify TNP Strategic Retail Trust, Inc. and its affiliates, and to hold them harmless from and against all liabilities as a result of claims, demands or judgments against them arising from any transactions in reliance on this Subscription Agreement/Signature Page.

INITIALS INITIALS **(M)** I (we) represent that I am (we are) not a person(s) with whom dealing by U.S. Persons is (are) prohibited under any Executive Order or federal regulation administered by the U.S. Treasury Department's Office of Foreign Asset Control.

INITIALS INITIALS **(N)** I (we) acknowledge that if the investor name used in this Subscription Agreement/Signature Page does not correspond exactly to the Payor printed on the check, I (we) may request documents or other evidence as I (we) may reasonably require to correlate the Registration to the Payor on the check.

(6) SIGNATURES

Under penalty of perjury, by signing this Signature Page, I hereby certify (a) I have provided herein my correct Taxpayer Identification Number; (b) I am not subject to backup withholding as a result of failure to report all interest or dividends, or the Internal Revenue Service has notified me that I am no longer subject to backup withholding; and (c) I am a U.S. Citizen unless I have indicated otherwise in Section 4(e).

<u>Each investor must separately sign and initial each representation made in the subscription agreement.</u> Except in the case of fiduciary accounts, the investor may not grant any person a power of attorney to make such representation on his or her behalf.

You will receive a confirmation of your purchase subject to acceptance by the Company, within 30 days from the date your subscription is received.

BY SIGNING THIS AGREEMENT, YOU ARE NOT WAIVING ANY RIGHTS UNDER THE FEDERAL OR STATE SECURITIES LAWS.

X
SIGNATURE OF INVESTOR

/ /
DATE **(REQUIRED)**

X
SIGNATURE OF JOINT INVESTOR (if applicable)

AUTHORIZED SIGNATURE (Custodian or Trustee)

MUST BE SIGNED AND SIGNATURE GUARANTEED WITH A MEDALLION STAMP BY CUSTODIAN(S) IF IRA, KEOGH OR QUALIFIED PLAN
(TNP STRATEGIC RETAIL TRUST, INC. AND ITS AFFILIATES DO NOT ACT AS IRA CUSTODIANS)

(continued on next page)

SUBMIT SUBSCRIPTION

Mail the executed Subscription Agreement and check (make payable to "CommerceWest Bank, N.A. as escrow agent for TNP Strategic Retail Trust, Inc." or after the Company meets the minimum offering requirements to "TNP Strategic Retail Trust, Inc.") to:

TNP Strategic Retail Trust, Inc.
1900 Main Street, Suite 700
Irvine, California 92614

Attn: Subscription
Telephone: (949) 833-8252

Faxed or e-versions of the documents are initially preferred to expedite processing. You may forward documents to the Company's fax number (949) 242-2692 or e-mail address subscriptions@tnpre.com.

Funds may be wired to:

CommerceWest Bank, NA
2111 Business Center Drive
Irvine, California 92612

Wire Instructions:
Routing/ABA Number: 122243334
Account Name:
TNP Strategic Retail Trust, Inc.
Account Number: 1218304

NOTICE TO STOCKHOLDERS

The shares of the common stock of TNP Strategic Retail Trust, Inc. (the "Company") are subject to restrictions on transfer. In addition, the Company has the authority to issue shares of stock of more than one class. Upon the request of any stockholder, and without charge, the Company will furnish a full statement of the information required by Section 2-211 of the Maryland General Corporation Law with respect to (1) certain restrictions on ownership and transferability of the Company's common stock and (2) the designations and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the shares of each class of stock which the Company has authority to issue, the differences in the relative rights and preferences between the shares of each series to the extent set, and the authority of the Board of Directors to set such rights and preferences of subsequent series. Such requests must be made to the Secretary of the Company at its principal office.

ACCEPTABLE FORMS OF PAYMENT

1. Wire transfers
2. Pre-printed personal checks
3. Cashier's checks over $10,000
4. Business checks when applied to company/corporate account
5. Trust checks for trust accounts
6. Custodial checks for IRA accounts
7. Checks endorsed from other investment programs will be accepted if they meet the minimum investment requirement.

WE CANNOT ACCEPT: Money orders, cashier's checks for less than $10,000, temporary (not pre-printed) checks or third party checks. If you need to verify whether a form of payment is acceptable, please call our Sales Desk at 949-833-8252.

Please Note: Because of our anti-money laundering policies, if the investor's name used in this Subscription Agreement/Signature Page does not match the Payor printed on the check, we may request documents or other evidence as we may reasonably require in order to correlate the investor's name to the Payor on the check.

(7) TRANSFER ON DEATH BENEFICIARY INFORMATION

For Individual or Joint Accounts Only

NAME

SSN# / TAX ID | PRIMARY | %

NAME

SSN# / TAX ID | PRIMARY | %

☐ U.S. Citizen ☐ Resident Alien ☐ Non-Resident Alien

(8) SUBSTITUTE FORM W-9

I declare that the information supplied above is true and correct and may be relied upon by the Company in connection with my investment in the Company. Under penalties of perjury, by signing this Subscription Agreement, I hereby certify that (a) I have provided herein my correct Taxpayer Identification Number, (b) I am not subject to back-up withholding as a result of failure to report all interest or dividends, or the Internal Revenue Service has notified me that I am no longer subject to back-up withholding and (c) except as otherwise expressly indicated above, I am a U.S. person (including a U.S. resident alien).

The Internal Revenue Service does not require your consent to any provision of this document other than the certifications required to avoid backup withholding.

NOTICE IS HEREBY GIVEN TO EACH SUBSCRIBER THAT YOU DO NOT WAIVE ANY RIGHTS YOU MAY HAVE UNDER THE SECURITIES ACT OF 1933. THE SECURITIES EXCHANGE ACT OF 1934 OR ANY STATE SECURITIES LAW BY EXECUTING THIS AGREEMENT.

X ______________________
SIGNATURE OF INVESTOR

X ______________________   ___/___/___
PRINT NAME   DATE

X ______________________
SIGNATURE OF JOINT OWNER, IF APPLICABLE

X ______________________   ___/___/___
PRINT NAME   DATE

SUBSCRIPTION ACCEPTED

TNP Strategic Retail Trust, Inc.

By: Thompson National Properties, LLC
Its: Managing Member

By: ______________________ Date: ____________
Name:
Its:

(continued on next page)

PAGE 4 OF 6 BROKER-DEALER OR RIA FIRM ADDRESS OR P.O. BOX REGISTERED REPRESENTATIVE OR ADVISOR ADDRESS OR P.O. BOX CITY CITY STATE STATE ZIP CODE ZIP CODE BUSINESS PHONE# (required) TELEPHONE PHONE# (required) FAX PHONE# FAX PHONE# BROKER-DEALER OR RIA FIRM NAME (required) REGISTERED Representative (s) OR ADVISOR(S) NAME(S) (required) Representative # I hereby certify that I hold a Series 7 or Series 62 FINRA license and I am registered in the following state in which this sale was completed. STATE (REQUIRED) E-MAIL ADDRESS ( ) — ( ) — ( ) — ( ) — SIGNATURE(S) OF REGISTERED REPRESENTATIVE(S) OR ADVISOR(S) (REQUIRED) x x SIGNATURE OF BROKER-DEALER OR RIA (IF REQUIRED BY BROKER-DEALER) x DATE / / DATE / / REGISTERED INVESTMENT ADVISOR (RIA) NO SALES COMMISSIONS ARE PAID ON THESE ACCOUNTS. Check only if investment is made through the RIA in its capacity as an RIA and not in its capacity as a Registered Representative, if applicable, whose agreement with the investor includes a fixed or “wrap” fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a broker/dealer, the transaction should be conducted through that broker/dealer, not through the RIA. Broker -dealer OR Registered investment Advisor (RIA) (9) To be co mplete d by registered representative or RIA This Sect ion is to be completed and executed by the Registered Representative or Registered Investment Advisor (RIA). If there are more than one Registered Representative or RIA, all Registered Representatives and RIAs must complete and execute Section 9. Please complete all BROKER-DEALER information contained in Section 9 including suitability certification (state of sale). The Registered Representative or RIA must sign below to complete the subscription. The Registered Representative or RIA warrants that he/ she (i) has reasonable grounds to believe that the information and representations concerning the investors identified herein are true, correct and complete in all respects; (ii) has discussed such investor’s prospective purchase of shares with such investor; (iii) has advised such investor of all pertinent facts with regard to the lack of liquidity and marketability of the shares; (iv) has delivered a current Prospectus and related supplements, if any, to such investor; (v) has reasonable grounds to believe that the investor is purchasing these shares for its own account and (vi) has reasonable grounds to believe that the purchase of shares is a suitable investment for such investor, that such investor meets the suitability standards applicable to such investor set forth in the Prospectus and related supplements, if any, and that such investor is in a financial position to enable such investor to realize the benefits of such an investment and to suffer any loss that may occur with respect thereto. The undersigned attests that the Registered Representative and the Broker-Dealer are subject to the USA Patriot Act. In accordance with Section 326 of the USA Patriot Act, the Registered Representative and the Broker-Dealer have performed know your customer review of each investor who signed this Subscription Agreement in accordance with the requirements of the Customer Identification Program. (continued on next page)

TNP Strategic Retail Trust, Inc.

SUBSCRIPTION AGREEMENT INSTRUCTIONS TO INVESTORS

FOR PROSPECTUS DATED AUGUST 7, 2009

Any persons desiring to subscribe for shares of common stock (the "shares") in TNP Strategic Retail Trust, Inc. (the "Company") should carefully read and review the Prospectus, as supplemented to date, and if he/she desires to subscribe for shares, complete the Subscription Agreement/Signature Page that precedes these instructions. Follow the appropriate instructions listed below for the indicated section. Please print in ballpoint pen or type the information.

AN INVESTMENT IN TNP STRATEGIC RETAIL TRUST, INC. CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS.

(1) INVESTMENT

A minimum initial investment of $1,000 (100 shares) is required. **A check for the full purchase price of the shares subscribed for should be made payable to the order of "CommerceWest Bank, N.A., as escrow agent for TNP Strategic Retail Trust, Inc." or, after the company meets the minimum offering requirements, to "TNP Strategic Retail Trust, Inc."** Shares may be purchased only by persons meeting the standards set forth under the section of the Prospectus entitled **"Suitability Standards."** (Certain states have imposed special financial suitability standards as set forth in the Prospectus.)

All additional investments in the Company must be in increments of $100 (10 shares), except for purchases made by residents of Maine and Minnesota, whose additional investments must meet their state's minimum amounts, and purchases of shares pursuant to the distribution reinvestment plan, which may be in lesser amounts. If additional investments in the Company are made, you will need to complete a subsequent purchase form with the exact name in which the original purchase was made. The investor agrees to notify the Company and the Broker-Dealer or Registered Investment Advisor (RIA) named on the Subscription Agreement/Signature Page in writing if at any time there is a material change in his or her financial condition or he/she is unable to make any of the representations or warranties set forth in the Prospectus or the Subscription Agreement. The Investor acknowledges that the Broker-Dealer named on the Subscription Agreement/Signature Page may receive a selling commission not to exceed 7.00% of any such additional investments in the Company.

(2-3) NON-CUSTODIAL OWNERSHIP & CUSTODIAL OWNERSHIP

Check the appropriate box to indicate the type of entity that is subscribing. Note: Pension or Profit Sharing Plans appear under Non-Custodial Ownership as well as Custodial Ownership. Check Non-Custodial Ownership if the plan has a trustee; check Custodial Ownership if the plan has a custodian. If you check the Individual Ownership box and you wish to designate a Transfer on Death beneficiary, you must fill out Section 7 – Transfer on Death (T.O.D.) in order to effect the designation.

Enter the exact name of the custodian and mailing address. If this is an additional purchase by a qualified plan, please use the same exact plan name as the previous investment.

(3)a The custodian must complete this box by entering its custodial Tax ID number (for tax purposes) and the custodial account number.

(4) INVESTOR INFORMATION

(4)a For non-custodial ownership accounts, enter the exact name in which the shares are to be held. For multiple investors, enter the names of all investors. For custodial ownership accounts, enter FBO followed by the name of the investor.

(4)b Enter the home address, city, state and zip code of the investor. Note: Section 3 should contain the custodian's mailing address.

(4)c Enter an alternate address if different than the home address in item 4(b).

(4)d Enter the home telephone, business telephone, date of birth of investor (required) and joint investor, if applicable or date of incorporation. Enter the social security number (SSN) of the investor (required) and joint investor, if applicable. The investor is certifying that the number is correct. For custodial accounts, enter the investor's social security number (for identification purposes). Enter Tax ID number, if applicable.

(4)e Check the appropriate box. If the investor is a non-resident alien, he/she must apply to the Internal Revenue Service for an identification number via Form SS-4 for an individual or SS-5 for a corporation, and supply the number to the Company as soon as it is available. If a non-resident alien, the investor must submit an original of the appropriate W-8 Form (W-8BEN, W8-ECI, W-8EXP OR W-8IMY) in order to make an investment.

Check if the investor is an employee of Thompson National Properties, LLC, TNP Strategic Retail Trust Advisor, LLC, TNP Securities, LLC, or an affiliate or a Board Member of the Company.

(5) DISTRIBUTION OPTIONS

Check the appropriate box to have the distributions mailed to the address of record, the address that is located in Section 4. Check the box to participate in the Distribution Reinvestment Plan. If you are reinvesting, you are reinvesting your entire cash distribution. If the investor prefers direct deposit of cash distributions to an account or address other than as set forth in the Subscription Agreement, check the preferred option and complete the required information. For Automated Clearing House (ACH), indicate whether it is a checking or savings account, and enter the name of the institution/individual, mailing address, ABA number and account number. A voided check must be enclosed if it is a checking account. If it is a savings account, please obtain written verification of the routing and account numbers from the bank.

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PAGE 6 OF 6 The Subscription SIgnat ures Agreement/Signature Page must be signed/initialed by the investor(s); and if applicable, the trustee or custodian. A transfer on death (TOD) designation is not required. TOD designation transfers ownership of shares to the registered owner’s beneficiary(ies) upon death; provided that TNP Strategic Retail Trust, Inc. receives proof of death and other documentation it deems necessary or appropriate. Until the death of the account owner(s), the TOD beneficiary(ies) has (have) no present interest in, or authority over, the TOD account A TOD designation will be accepted only where shares are owned by a natural person and registered in that individual’s name or by two or more natural persons as JTWROS Accounts registered to trusts, corporations, charities, and other such entities may not declare a TOD designation because they are considered perpetual. These entities, however, may be listed as a beneficiary on a TO D for accounts registered to a natural person. A TOD designation made by JTWROS does not take effect until the last of all multiple owners die. The surviving owners may revoke or change the TO D designation at any time If the beneficiary(ies) does (do) not survive the registered owner(s), the shares will be treated as belonging to the decedent’s estate. A minor may not be named as a beneficiary unless a guardian is appointed until the age of majority A TOD designation and all rights related thereto shall be governed by the laws of the State of Maryland A TOD designation may be voided at any time by TNP Strategic Retail Trust, Inc. in its sole discretion, if there is any doubt as to the validity or effectiveness of TO D a designation A TOD designation will not be accepted from residents of Louisiana or Texas. A person who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) to report, for example, income paid to you, real estate transactions, mortgage interest you paid, acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA . Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN to the person requesting it (the requester) and, when applicable, to: 1. C ertify that the TIN you are giving is correct (or you are waiting for a number to be issued), 2. C ertify that you are not subject to backup withholding, or 3. C laim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners’ share of effectively connected income. Note. If a requester gives you a form other than Form W-9 to request your TIN, you must use the requester’s form if it is substantially similar to this Form W-9. AUTO MATE D CLEARING HOUSE (AC H): I (we) hereby authorize TNP Strategic Retail Trust, Inc. (the Company ) to deposit distributions from my (our) common stock of the Company into the account listed in Section 5 of the Subscription Agreement/Signature Page. I (we) further authorize the Company to debit my (our) account noted in Section 5 of the Subscription Agreement/Signature Page in the event that the Company erroneously deposits additional funds into my (our) account to which I (we) am (are) not entitled, provided that such debit shall not exceed the original amount of the erroneous deposit. In the event that I (we) withdraw funds erroneously deposited into my (our) account before the Company reverses such deposit, I (we) agree that the Company has the right to retain any future distributions to which I (we) am (are) entitled until the erroneously deposited amount is recovered by the Company. SUBSCRIPTION AGREEMENT instructions to investors For Prospectus DateD AU GUST 7, 2009 Any persons desiring to subscribe for shares of common stock (the “shares”) in TNP Strategic Retail Trust, Inc. (the “Company”) should carefully read and review the Prospectus, as supplemented to date, and if he/she desires to subscribe for shares, complete the Subscription Agreement/Signature Page that precedes these instructions. Follow the appropriate instructions listed below for the indicated section. Please print in ballpoint pen or type the information. AN INVESTMENT IN TNP STRATEGIC RETAIL TRUST, INC. CANNOT BE COMPLETED UNTIL AT LEAST FIVE (5) BUSINESS DAYS AFTER THE DATE THE INVESTOR RECEIVED THE FINAL PROSPECTUS. distribution options (5) Trans fer on deat h beneficiary information (7) SUBSTITUTE FORM W-9 (8) (6) Continued